EXHIBIT (a)(5)(v)

EXHIBIT (a)(5)(v)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Schedule TO Issuer Tender Offer Statement (Securities Act File No. 333-39837) of Merrill Lynch Senior Floating Rate Fund, Inc. (the “Fund”) of our reports dated October 21, 2005 for the Fund and for Master Senior Floating Rate Trust (the “Trust”), both appearing in the August 31, 2005 Annual Report of the Fund, and of our reports dated October 22, 2004 for the Fund and for the Trust, both appearing in the August 31, 2004 Annual Report of the Fund.

/s/ Deloitte & Touche LLP

Princeton, New Jersey February 10, 2006